EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
THIRD QUARTER 2008 EARNINGS AND BACKLOG
HOUSTON, TX, October 23, 2008 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the third quarter ended September 30, 2008 it earned net income of $547.7 million, or $1.31 per fully diluted share, compared to second quarter ended June 30, 2008 net income of $421.7 million, or $1.04 per fully diluted share. The results include $28.0 million of pre-tax charges ($0.04 per share after tax) related to its merger with Grant Prideco, Inc., and $55.1 million of estimated operating profit impact ($0.09 per share after tax) from disruptions from Hurricane Ike. Excluding both the transaction charges and the estimated impact of the hurricane, earnings would have been approximately $1.44 per fully diluted share.
In addition to reported results, the Company is also providing supplemental results, which include the combined financial results for the Company and Grant Prideco as if the acquisition occurred at the beginning of the period. The Company’s revenues and operating profit (before transaction costs) for the third quarter of 2008 were $3,611.6 million and $818.3 million, respectively. Revenues increased 5 percent from the second quarter of 2008, and increased 18 percent from the third quarter of 2007, on this combined basis. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, was 24 percent from the second quarter to the third quarter of 2008, and was 32 percent from the third quarter of 2007 to the third quarter of 2008, on a combined basis.
Backlog for capital equipment orders for the Company’s Rig Technology segment at September 30, 2008 increased to $11.8 billion, compared to $10.8 billion at June 30, 2008. New orders during the quarter were $2.4 billion. The Company’s backlog for capital equipment continued to increase as a result of strong demand for its drilling equipment, particularly for international offshore rigs.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We are very pleased with our strong third quarter earnings. Even given the disruptions caused by Hurricane Ike, we weathered the storm admirably and should deliver products delayed in the last two weeks of the third quarter in the next two quarters. We secured a record level of new orders into backlog, with established and well financed customers. While the worldwide financial problems and credit disruptions indicate some near term uncertainty in our industry, our significant capital backlog, our market leading products and services and our exceptionally strong balance sheet position our Company well to withstand near term weakness and prepare for the inevitable improvement in demand to continue rebuilding and expanding the global oil and gas industry equipment and services capabilities.

We are grateful that our employees made it through Hurricane Ike safely, although many suffered personal losses. We look forward to the resumption of normal activity on the Gulf Coast and continue to keep those affected by this tragedy in our thoughts and prayers.”
Rig Technology
Third quarter revenues for the Rig Technology segment were $1,926.4 million, up slightly from the second quarter of 2008 and an increase of 27 percent from the third quarter of 2007. Operating profit for this segment was $500.5 million, or 26.0 percent of sales. Operating profit flow-through from the third quarter of 2007 to the third quarter of 2008 was 31 percent. Revenue out of backlog for the segment rose 2 percent sequentially and 18 percent year-over-year, to $1,363.4 million for the third quarter of 2008. The hurricane disrupted operations and delayed shipment of equipment totaling approximately $79.0 million in revenue representing approximately $37.1 million in operating profit.
Petroleum Services & Supplies
Revenues for the third quarter of 2008 for the Petroleum Services & Supplies segment were $1,310.5 million, up 5 percent compared to second quarter 2008 results and up 1 percent from the third quarter of 2007, on an adjusted combined basis for the merger for both periods. Operating profit was $329.6 million, or 25.2 percent of revenue, up 11 percent from the second quarter of 2008, on a combined basis. Modest seasonal improvement in Canada during the quarter following breakup and continued high levels of oilfield production and drilling activity internationally contributed to this segment’s strong performance. Hurricane disruptions reduced results by approximately $34.8 million in revenue and $17.9 million in operating profit.
Distribution Services
The Distribution Services segment generated third quarter revenues of $497.6 million, an increase of 17 percent from the second quarter of 2008 and an increase of 38 percent from the third quarter of 2007. Third quarter operating profit was $43.7 million or 8.8 percent of sales. Operating profit flow-through from the third quarter of 2007 to the third quarter of 2008 was 14 percent. This segment benefited from sequential seasonal sales improvements in Canada and growth in international markets. While several stores were affected by the hurricane, others along the Gulf Coast saw sales surge in support of the rebuilding effort, resulting in minimal net financial impact from the storm.
The Company has scheduled a conference call for October 23, 2008, at 9:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-205-0066 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,764.9	$1,841.8
Receivables, net	3,113.5	2,099.8
Inventories, net	3,627.4	2,574.7
Costs in excess of billings	653.9	643.5
Deferred income taxes	205.6	131.5
Prepaid and other current assets	443.3	302.5

Total current assets	9,808.6	7,593.8

Property, plant and equipment, net	1,735.0	1,197.3
Deferred income taxes	229.1	55.6
Goodwill	5,339.4	2,445.1
Intangibles, net	4,339.9	774.1
Investment in unconsolidated affiliate	218.8	—
Other assets	64.1	49.0

	$21,734.9	$12,114.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$956.6	$604.0
Accrued liabilities	2,231.4	1,761.4
Billings in excess of costs	2,144.6	1,396.1
Current portion of long-term debt and short-term borrowings	19.2	152.8
Accrued income taxes	308.7	112.4

Total current liabilities	5,660.5	4,026.7

Long-term debt	1,492.7	737.9
Deferred income taxes	2,128.2	564.3
Other liabilities	72.9	61.8

Total liabilities	9,354.3	5,390.7

Commitments and contingencies

Minority interest	90.3	62.8

Stockholders’ equity:
Common stock — par value $.01; 417,337,062 and 356,867,498 shares issued and outstanding at September 30, 2008 and December 31, 2007	4.2	3.6
Additional paid-in capital	7,977.8	3,617.2
Accumulated other comprehensive income	97.2	195.0
Retained earnings	4,211.1	2,845.6

	12,290.3	6,661.4

	$21,734.9	$12,114.9

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue:

Rig technology	$1,926.4	$1,521.9	$5,440.4	$4,150.9

Petroleum services and supplies	1,310.5	805.5	3,264.1	2,243.4

Distribution services	497.6	361.3	1,288.9	1,058.0

Eliminations	(122.9)	(109.2)	(372.2)	(322.2)

Total revenue	3,611.6	2,579.5	9,621.2	7,130.1

Gross profit	1,128.0	740.3	2,952.2	2,039.1

Gross profit %	31.2%	28.7%	30.7%	28.6%

Selling, general, and administrative	309.7	194.9	811.2	569.4

Transaction costs	28.0	—	90.5	—

Operating profit	790.3	545.4	2,050.5	1,469.7

Interest and financial costs	(18.6)	(11.5)	(52.8)	(36.9)
Interest income	10.4	12.6	36.6	31.7
Equity income in unconsolidated affiliate	20.1	—	37.2	—
Other income (expense), net	14.4	1.8	13.3	(1.9)

Income before income taxes and minority interest	816.6	548.3	2,084.8	1,462.6
Provision for income taxes	263.7	177.8	706.7	490.5

Income before minority interest	552.9	370.5	1,378.1	972.1
Minority interest in income of consolidated subsidiaries	5.2	4.5	11.1	11.7

Net income	$547.7	$366.0	$1,367.0	$960.4

Net income per share:

Basic	$1.32	$1.03	$3.49	$2.71

Diluted	$1.31	$1.02	$3.48	$2.71

Weighted average shares outstanding:

Basic	415.7	355.5	391.2	353.9

Diluted	418.3	357.9	393.0	354.4

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007

Revenue:
Rig technology	$1,926.4	$1,521.9	$1,911.1	$5,440.4	$4,150.9
Petroleum services and supplies	1,310.5	1,292.1	1,244.3	3,867.8	3,646.6
Distribution services	497.6	361.3	425.6	1,288.9	1,058.0
Eliminations	(122.9)	(109.2)	(136.3)	(372.2)	(322.2)

Total Revenue	$3,611.6	$3,066.1	$3,444.7	$10,224.9	$8,533.3

Operating profit:
Rig technology	$500.5	$373.5	$506.4	$1,412.9	$983.1
Petroleum services and supplies	329.6	301.9	296.7	939.8	878.2
Distribution services	43.7	25.1	24.8	87.3	73.1
Unallocated expenses and eliminations	(55.5)	(58.8)	(49.7)	(177.0)	(170.2)

Total operating profit (before transaction costs)	$818.3	$641.7	$778.2	$2,263.0	$1,764.2

Operating profit %:
Rig technology	26.0%	24.5%	26.5%	26.0%	23.7%
Petroleum services and supplies	25.2%	23.4%	23.8%	24.3%	24.1%
Distribution services	8.8%	6.9%	5.8%	6.8%	6.9%
Other unallocated	—	—	—	—	—

Total operating profit (before transaction costs)	22.7%	20.9%	22.6%	22.1%	20.7%

Note (1):	The unaudited as adjusted results represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments in historical periods, but do not include any effect in historical periods from costs savings that may result from the acquisition. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION COSTS
(Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
Reconciliation of EBITDA (Note 1):
GAAP net income	$547.7	$366.0	$421.7	$1,367.0	$960.4
Provision for income taxes	263.7	177.8	254.9	706.7	490.5
Interest expense	18.6	11.5	24.2	52.8	36.9
Depreciation and amortization	116.2	56.4	106.4	284.1	155.6
Transaction costs	28.0	—	62.5	90.5	—

EBITDA (Note 1)	$974.2	$611.7	$869.7	$2,501.1	$1,643.4

Note 1:	EBITDA means earnings before interest, taxes, depreciation, amortization, and transaction costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com